EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Sileck 203-352-1150
WWE® Reports Fiscal 2006 First Quarter Results
STAMFORD, CONN., September 7, 2005 — World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its first quarter ended July 29, 2005. Total revenues were $93.8 million as compared to $81.6 million in the prior year quarter, and operating income was $15.8 million versus $11.2 million in the prior year quarter. Net income was $11.2 million, or $0.16 per share, as compared to $7.6 million, or $0.11 per share, in the prior year quarter. EBITDA was $18.5 million in the current quarter as compared to $14.1 million in the prior year quarter.
During the quarter, the Company aired five pay-per-view events as compared to four events in the prior year quarter. The additional event, Backlash®, contributed approximately $4.3 million in revenues, or $2.1 million in profit contribution.
Linda McMahon, CEO, stated that she was pleased with the Company’s financial results and the upward trends in key performance metrics in the first quarter. “One of the more significant items in our Live and Televised businesses for the quarter was the increase in pay-per-view buys. Each of the pay-per-view events produced in the quarter either met or exceeded the buys from the prior year,” she said. “Another significant item was an increase in average attendance at our live events as the average attendance at both our North American and International live events was better than anticipated and surpassed last year’s average by more than 18%.”
Mrs. McMahon continued, “Regarding the Branded Merchandise businesses, our licensing programs continue to expand internationally with significantly better than anticipated sales in the toy and novelty categories. Our Home Video business also out-performed our estimates due in part to the success of our WrestleMania® 21 title, which sold approximately 202,000 DVD units to date in the U.S. alone, making it one of our all-time best sellers. These results show that our continued investment in areas such as global expansion and talent development are beginning to yield positive returns.”

Results By Business Segment
Live and Televised Entertainment
Revenues from the Company’s Live and Televised businesses were $68.6 million as compared to $65.2 million in the prior year quarter.
•	Pay-Per-View revenues were $21.6 million versus $16.9 million in the prior year quarter. In the first quarter of fiscal 2006, five pay-per-view events were produced as compared to four events in the prior year quarter. The Company will produce 16 pay-per-view events in fiscal 2006, as compared to 14 events in fiscal 2005. The details for the number of buys (in 000’s) are as follows:

Event	Q1 FY06	Q1 FY05
Backlash®	273	—
Judgment Day®	236	220
ECW One Night Stand® / Bad Blood®	268	264
Great American Bash®	233	233
Vengeance®	320	232
Prior period events	115	173

Total	1,445	1,122
•	Live Event revenues were $16.5 million as compared to $17.9 million in the first quarter of last year.
•	There were 70 events during the quarter as compared to 89 events during the same period last year, including 7 international events held in fiscal 2006 as compared to 10 international events held in the prior year.

•	The average attendance at the Company’s North American live events was approximately 4,600 as compared to approximately 3,800 in the prior year quarter, while the average international attendance was 10,700 as compared to 9,300 in the prior year quarter.

•	International events averaged approximately $809,000 in net revenues and approximately $228,000 in profit contribution during the current quarter. This is compared to domestic event net revenues that averaged approximately $172,000 and approximately $33,000 in profit contribution during this same period.
•	Television Advertising revenues were $10.4 million as compared to $10.6 million in the prior year quarter. As previously announced, under our new agreement with USA Network, which will be effective October 2005, we will no longer participate in domestic advertising sales.
•	Average household ratings for the Company’s RAW® program were 3.8 as compared to 3.7 in the prior year quarter and SmackDown® ratings were 3.1 for both the current and the prior year quarter.
•	Television Rights Fees revenues were $20.0 million as compared to $19.8 million in the prior year quarter.

Branded Merchandise
Revenues from the Company’s Branded Merchandise businesses were $25.2 million versus $16.4 million in the prior year quarter.
•	Merchandise revenues were $5.2 million as compared to $3.7 million in the prior year quarter. This increase in revenues is primarily driven by our WWE Shop website with the number of orders more than doubling from the prior year quarter from approximately 15,000 orders to approximately 41,000 orders.
•	Home Video revenues were $8.5 million as compared to $5.7 million in the prior year quarter, with 722,000 units sold as compared to 495,000 units sold in the prior year quarter. The increase was due primarily to the release of WrestleMania 21, which sold approximately 202,000 units in the current quarter as compared to WrestleMania XX, which was released in Q4 of fiscal 2004 and sold 60,000 units in the year ago quarter. Other titles released in the quarter included Greatest Wrestling Stars of the 80’s, which sold approximately 95,000 units, and The Road Warriors, which sold approximately 84,000 units.
•	Licensing revenues were $7.5 million as compared to $3.0 million in the prior year quarter. The increase was due in part to increases in the Toy and Novelties categories, particularly in territories outside North America. In addition, licensing revenues for Video Games included sales of the WrestleMania 21 game on the Xbox platform in the current quarter, while no titles were released in the prior year quarter.
Profit Contribution (revenues less cost of revenues)
Profit contribution for the quarter was $41.3 million as compared to $33.1 million in the prior year quarter. Profit contribution margin was approximately 44% as compared to 41% in the prior year quarter. The profit contribution margin increased in part due to the merchandise and licensing businesses.
Selling, general and administrative expenses
SG&A expenses were $22.2 million as compared to $17.9 million in the prior year quarter. Included in the prior year quarter was a $2.1 million reduction of sales tax expense due to a tax refund. Additionally, the current quarter reflects approximately $1.4 million in severance pay related to certain restructuring plans implemented by the Company.
Fiscal 2006 Outlook
Based on the first quarter results, which exceeded our plan, we have increased our full year forecast as follows: revenues for fiscal 2006 of between $360.0 and $375.0 million, EBITDA of between $55.0 and $60.0 million, and income from continuing operations of between $32.0 and $35.0 million, or $0.46 to $0.50 per share on a diluted basis.
Note: World Wrestling Entertainment, Inc. will host a conference call on Wednesday, September 7, 2005, at 11:00 a.m. ET to discuss the Company’s first quarter earnings results for fiscal year 2006. All interested parties can access the conference call by dialing 800-895-0231 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(dollars and shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	July 29,	July 30,
	2005	2004
Net revenues	$93,812	$81,551
Cost of revenues	52,501	48,416
Selling, general and administrative expenses	22,236	17,875
Depreciation and amortization	2,696	2,920
Stock compensation costs	579	1,111

Operating income	15,800	11,229
Investment income, net	1,872	1,232
Interest expense	152	167
Other (expense) income	(73)	217

Income from continuing operations before income taxes	17,447	12,511
Provision for income taxes	6,269	4,754

Income from continuing operations	11,178	7,757

Income (loss) from discontinued operations, net of taxes	2	(111)

Net income	$11,180	$7,646

Earnings per share — basic and diluted:
Continuing operations	$0.16	$0.11
Discontinued operations	—	—

Net income	$0.16	$0.11

Shares used in per share calculations:
Basic	68,899	68,691
Diluted	69,627	69,574

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of July 29,	As of April 30,
	2005	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,480	$56,568
Short-term investments	196,837	201,487
Accounts receivable, net	54,352	61,901
Inventory, net	1,285	1,057
Prepaid expenses and other current assets	10,879	15,191
Assets of discontinued operations	415	544

Total current assets	338,248	336,748
PROPERTY AND EQUIPMENT — NET	64,703	66,638
FEATURE FILM PRODUCTION ASSETS	30,723	28,771
INTANGIBLE ASSETS — NET	2,101	2,608
OTHER ASSETS	7,276	6,640

TOTAL ASSETS	$443,051	$441,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$771	$756
Accounts payable	15,913	15,669
Accrued expenses and other liabilities	21,418	21,151
Deferred income	18,132	20,843
Liabilities of discontinued operations	259	254

Total current liabilities	56,493	58,673
LONG-TERM DEBT	7,000	7,198
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	211	210
Class B common stock	479	479
Additional paid-in capital	256,066	254,716
Accumulated other comprehensive loss	(1,083)	(908)
Retained earnings	123,885	121,037

Total stockholders’ equity	379,558	375,534

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$443,051	$441,405

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 29,	July 30,
	2005	2004
OPERATING ACTIVITIES:
Net income	$11,180	$7,646
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	(2)	111
Revaluation of warrants	(639)	(212)
Depreciation and amortization	2,696	2,920
Realized loss on sales of investments	—	338
Amortization of investment income	(263)	(32)
Stock compensation costs	579	1,111
Provision for doubtful accounts	370	225
Provision for inventory obsolescence	307	46
Provision for deferred income taxes	308	581
Changes in assets and liabilities:
Accounts receivable	7,179	11,188
Inventory	(534)	(11)
Prepaid expenses and other assets	200	1,302
Feature film production assets	(1,952)	(386)
Accounts payable	243	(2,544)
Accrued expenses and other liabilities	4,537	(12,300)
Deferred income	(2,588)	1,078

Net cash provided by continuing operations	21,621	11,061
Net cash provided by (used in) discontinued operations	136	(794)

Net cash provided by operating activities	21,757	10,267

INVESTING ACTIVITIES:
Additions to property and equipment	(255)	(916)
Purchases of short-term investments	(1,325)	(1,257)
Proceeds from sales or maturities of short-term investments	5,470	20,000

Net cash provided by continuing operations	3,890	17,827
Net cash used in discontinued operations	—	—

Net cash provided by investing activities	3,890	17,827

FINANCING ACTIVITIES:
Repayments of long-term debt	(184)	(171)
Dividends paid	(8,267)	(4,112)
Issuance of stock, net	187	171
Proceeds from exercise of stock options	529	37

Net cash used in continuing activities	(7,735)	(4,075)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(7,735)	(4,075)

NET INCREASE IN CASH AND EQUIVALENTS	17,912	24,019
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	56,568	48,467

CASH AND EQUIVALENTS, END OF PERIOD	$74,480	$72,486

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 29,	July 30,
	2005	2004
Net income reported on U.S. GAAP basis	$11,180	$7,646
(Income) loss from discontinued operations, net	(2)	111
Provision for income taxes	6,269	4,754
Interest and other, net	(1,647)	(1,282)
Depreciation and amortization	2,696	2,920

EBITDA	$18,496	$14,149

Non-GAAP Measure:
EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s cash flow. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 29,	July 30,
	2005	2004
Net cash provided by continuing operations	$21,621	$11,061
Less cash used in capital expenditures:
Purchase of property and equipment	(255)	(916)

Free Cash Flow	$21,366	$10,145

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of performance under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.